Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Company’s assumption of the MRC Global Inc. Omnibus Incentive Plan, as amended, of our reports dated February 18, 2025, with respect to the consolidated financial statements of DNOW Inc. and the effectiveness of internal control over financial reporting of DNOW Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
November 10, 2025